Exhibit 8


                   [Lindquist & Vennum P.L.L.P. Letterhead]


Minnesota Corn Processors, Inc.
Minnesota Corn Processors, LLC
901 North Highway 59
Marshall, MN 56258-2744


Ladies and Gentlemen:

We have acted as special counsel to Minnesota Corn Processors, Inc. in connection with certain aspects of its proposed conversion from a Minnesota cooperative association to a Colorado limited liability company to be known as Minnesota Corn Processors, LLC. Our representation has been a joint representation with Dorsey & Whitney, LLP, in which we have had primary responsibility for tax law and securities law matters in effecting the proposed conversion. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended,
of a Form S-4 Registration Statement dated        and amended        relating to
the proposed conversion (the "Registration Statement").

You have requested our opinion as to the accuracy of the description in the Registration Statement of Federal Income Tax Considerations for the respective entities and their members. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

Based on the foregoing, it is our opinion that the discussion of Federal Income Tax Considerations within the Registration Statement is an accurate description of the principal United States federal income tax consequences to Minnesota Corn Processors, Inc., Minnesota Corn Processors, LLC, and their members that will result from the proposed conversion, subject to the limitations noted in the discussion. We emphasize that the expected tax consequences depend in significant part on the accuracy of the Appraisal Opinion described in the Registration Statement and, as also described in the Registration Statement, there are anti-netting rules that might be successfully asserted by the Internal Revenue Service to impose taxes on Minnesota Corn Processors, Inc. where none are anticipated under our legal analysis. We also note that the recommendation by management and the Board of Directors of Minnesota Corn Processors, Inc. that the members approve the conversion is essentially a business decision that is based in part on an evaluation and balancing of the tax risks involved in maintaining the status quo and the tax risks involved in the conversion and other alternatives considered by them.

An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. Neither this opinion nor the Appraisal Opinion is in any way binding on the Internal Revenue Service or on any court of law.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Sincerely,



Lindquist & Vennum P.L.L.P.